Exhibit 3.1

May 7, 2012	FLORIDA DEPARTMENT OF STATE Division of Corporations

NON-INVASIVE MONITORING SYSTEMS, INC.

4400 BISCAYNE BLVD.

MIAMI, FL 33137

Re: Document Number 681706

The Articles of Amendment to the Articles of Incorporation for NON-INVASIVE MONITORING SYSTEMS, INC., a Florida corporation, were filed on May 7, 2012.

The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H12000125483.

Should you have any question regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Tina Roberts

Regulatory Specialist II

Division of Corporations                                                      Letter Number: 012A00013660

Please provide us with an email address for this business entity. The Division of Corporations sends important reminders and notices to those business entities that have provided our office with an email address. Make sure your entity receives these helpful communications by providing our office with an active email address.

P.O BOX 6327 – Tallahassee, Florida 32314

I certify the attached is a true and correct copy of the Articles of Amendment, filed on May 7,2012, to Articles of Incorporation for NON-INVASIVE MONITORING SYSTEMS, INC., a Florida corporation, as show by the records of this office. I further certify the document was electronically received under FAX audit number H12000125483. This certificate is issued in accordance with section 15.16, Florida Statues, and authenticated by the code noted below The document number of this corporation is 681706. Authentication Code: 012A00013660- 050712- 681706- 1/1 Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the capital, this the Seventh day of may, 2012

H12000125483 3

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

NON-INVASIVE MONITORING SYSTEMS, INC.

Non-Invasive Monitoring Systems, Inc., a Florida corporation (the “Corporation”), hereby certifies, pursuant to and in accordance with Section 607.1006 of the Florida Business Corporation Act (the “FBCA”). for the purpose of filing these Articles of Amendment to the Articles of Incorporation of Non-Invasive Monitoring Systems, Inc. (these “Amended Articles”) with the Department of State of the State of Florida, that:

1.	The name of the Corporation is Non-Invasive Monitoring Systems, Inc.

2.	The Articles of Incorporation of the Corporation are hereby amended by deleting Subparagraph (a)(ii) of Article IV in its entirety and replacing it with the following:

“(ii)	400,000,000 shares shall be designated as Common Stock, and shall have a par value of $0.01 per share.”

3.	These Amended Articles were adopted and approved on March 14, 2012 by the Corporation’s Board of Directors and on March 16, 2012 by a written consent pursuant to Section 607.0704 of the FBCA of (i) the holders of a majority of the outstanding shares of common stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock of the Corporation, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of Series D Convertible Preferred Stock of the Corporation, voting separately as a single class (the number of votes cast in favor of these Amended Articles was sufficient for approval thereof, and the number of votes cast by each voting group entitled to vote separately on these Amended Articles was sufficient for approval thereof by that voting group). These Amended Articles shall be effective upon filing with the Department of State of the State of Florida.

IN WITNESS WHEREOF, the Corporation has caused these Amended Articles to be executed by a duly authorized officer of the Corporation as of this 7th day of May, 2012.

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/s/ Joshua B. Weingard 05/07/12
Joshua B. Weingard
Secretary

H12000125483 3